Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

We consent to the use of our report dated March 19, 2021, except as to note 15B, which is as of May 10, 2021, with respect to the financial statements of Vera Therapeutics, Inc. included herein and to the reference to our firm under the heading “Experts” in the prospectus.

/s/ KPMG LLP

San Francisco, California

February 7, 2022